Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:Nicole AndrisoExecutive Director, Corporate Communications

(727) 563-5822

CATALINA MARKETING CHANGES ITS FISCAL YEAR-END AND

ANNOUNCES ANNUAL DIVIDEND

ST. PETERSBURG, FL, August 14, 2006 – Catalina Marketing Corporation (NYSE: POS) announced today that its Board of Directors approved a change in the Company’s fiscal year-end from March 31st to December 31st. The Company will transition to the new year-end by reporting results to the Securities and Exchange Commission and the Company’s shareholders for the nine-month period ending December 31, 2006.

In addition, the company announced that its Board of Directors has declared a third annual cash dividend to shareholders of $0.30 per share. The dividend will be paid on September 15, 2006 to shareholders of record as of August 31, 2006.

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially relating to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s networks including as it relates to the installation of color printers and the Company’s networks in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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